Global Self Storage Reports Record Total Revenues for Third Quarter 2020

Expansion Lease-ups Perform Despite COVID-19, Resulting in Higher Occupancies and Revenues; Continued Approach to Controlling Expenses Drives Strong Same-Store Net Operating Income Growth

NEW YORK, NY, November 16, 2020 - Global Self Storage, Inc. (NASDAQ:SELF), a real estate investment trust that owns, operates, manages, acquires, develops and redevelops self-storage properties, reported results for the third quarter and nine months ended September 30, 2020. All comparisons are to the same period in 2019 unless otherwise noted.

Q3 2020 Highlights
•	Total revenues increased 7.3% to a new high of $2.3 million.
•	Net income increased 35.3% to $337,000 or $0.04 per fully diluted share.
•	Funds from operations (FFO) increased to $601,000 or $0.06 per diluted share.
•	Adjusted FFO (AFFO) increased to $637,000 or $0.07 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues remained approximately the same versus the year-ago period at $1.9 million.
•	Same-store cost of operations decreased 7.9% to $718,000, which resulted from a decrease in most major categories of same-store level expenses.
•
Same-store net operating income (NOI) increased 5.4% to $1.2 million, primarily due to the decrease in store-level cost of operations and limiting the decrease in revenues caused by the COVID-19 pandemic, as described below (see definition of same-store NOI, a non-GAAP term, and its reconciliation to GAAP, below).

•	Same-store occupancy at September 30, 2020 increased 90 basis points to 93.5% from 92.6% at September 30, 2019.
•	Same-store average tenant duration of stay at September 30, 2020 was 3.0 years, approximately the same as of September 30, 2019.
•	Maintained quarterly dividend of $0.065 per share.
•
Capital resources at September 30, 2020 totaled approximately $8.6 million, comprised of $1.9 million in cash, cash equivalents, and restricted cash, $1.8 million in marketable equity securities, and $4.9 million available under a revolving credit line.

•	Continued deceleration of general and administrative (G&A) expense growth limited the increase in G&A expense to 5.8%.

Nine Months 2020 Highlights
•	Total revenues increased 5.9% to $6.8 million.
•	Net loss was $41,000 or $(0.00) per share.
•	FFO increased to $1.5 million or $0.16 per diluted share.
•	AFFO increased to $1.6 million or $0.17 per diluted share.
•	Same-store revenues remained approximately the same at $5.5 million, despite COVID-19 pandemic and related economic disruption.
•	Same-store cost of operations decreased 10.1% to $2.2 million, resulting from a decrease in every major category of same-store level expenses.
•
Same-store NOI increased 8.2% to $3.4 million, primarily due to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic, as described below.

•	Same-store occupancy at September 30, 2020 increased 90 basis points to 93.5% from 92.6% at September 30, 2019.
•	Same-store average tenant duration of stay at September 30, 2020 was 3.0 years, approximately the same as of September 30, 2019
•	Distributed dividends of $0.195 per share of common stock.

Update Related to COVID-19 Pandemic
•	Continued operations and provided tenant access at all stores, as the company continued to protect its tenants and employees by following applicable COVID-19 safety guidelines.
•
Benefited from contactless technology deployed pre-COVID-19 that provides tenants online leasing and payment options, as well as on-site kiosks that facilitate contactless rentals, lock purchases, and lease payments 24/7.

•	Total revenue growth was up 7.3% for the third quarter of 2020, versus the same period last year.
•	At September 30, 2020, same-store occupancy was 93.5% and combined store occupancy was 91.9%.
•	Rent collections in Q3 were 97.5%, which was slightly better than the same year-ago period despite the COVID-19 pandemic.
•
Return to normalcy in the company’s revenues was mainly attributable to consistent rent collections, despite the COVID-19 pandemic, and an increase in the percentage of administrative fees due to the company for tenant stored items insurance.

•
In light of reduced in-person marketing opportunities due to the COVID-19 pandemic, the company has pivoted to digital and referral-based marketing of its third-party management program, Global MaxManagementSM.

•
Continuing to explore the possibility of entering into joint-venture relationships with third parties for the acquisition of self-storage facilities; the company believes such third-party interest to conduct business with the company is due to its history of strong same-store performance and proven operational expertise.

•
Capital resources available at September 30, 2020 totaled approximately $8.6 million, providing operational flexibility for the company to continue to pursue its long-term strategic business plan. The plan includes self-storage property acquisitions, either directly or through joint ventures, and expansions at the company’s existing properties.

•
Remaining cautious regarding the rest of the year due to the continuing uncertainty related to the impacts of the COVID-19 pandemic, including the potential for future stay-at-home orders, uncertain economic climate, and potential impact on rentals, vacates, pricing, receivables, auctions and existing customer rent increases.

Management Commentary
“Q3 was another strong quarter, as the self-storage industry continued to see muted impact from the pandemic on occupancy, revenues and net operating income as compared to other real estate sectors,” said Global Self Storage president and CEO, Mark C. Winmill. “In fact, we continued to achieve better than expected performance with our lease-up activity as well as consistent rent collections throughout our portfolio. We also continued to realize store-level expense reductions and deceleration in the growth of our corporate-level G&A expense.

“We completed our West Henrietta store expansion in August, which added a total of 7,300 leasable square feet of drive-up storage units. The larger space naturally decreased occupancy from about 89.6% in June to about 77.9% when it was completed in August. However, the attractive new units combined with our effective lease-up program quickly drove occupancy back to 80.5% by the end of September and then 83.4% by the end of October.

“The lease up of our expanded Millbrook, NY store also continued at a solid pace, with its total area of occupancy rising from 45.5% at completion to 47.8% by March 31, 67% by June 30, 75.9% by July 31, 90.9% by September 30, and then reaching 96.3% by October 31. The Millbrook expansion, which we completed in February, added 11,800 leasable square feet of valuable climate-controlled units.

“We see this positive performance as being driven by a number of factors. Much of it is due to meeting pent-up demand and the increased urban migration to the suburbs. But it is also shows how we’ve addressed this demand with effective internet and digital marketing initiatives, as well as attractive roadside signage and drive-by curb appeal. All this, combined with our traditional disciplined approach to controlling expenses, led to strong same-store NOI growth during the quarter.

“Customer retention has also been important, and we believe we have continued to deliver the high level of customer service that is essential to building brand loyalty. We believe this has helped drive referrals and word-of-mouth demand, and our overall same-store average occupancy to 93.5% by the end of the quarter.

“While we have added a total of more than 32,800 leasable square feet of climate-controlled and drive-up units so far this year, these continuing positive trends have encouraged us to explore additional expansion or conversion opportunities, as well as potential acquisitions and joint ventures. We are actively reviewing a number of attractive individual store and store portfolio acquisition targets, while we look to further develop and expand our existing locations. Our capital resources, totaling more than $8.6 million at quarter end, provides us flexibility and supports the execution of our long-term strategic plan.

“Our ideal acquisition would be located in secondary and tertiary cities in the Northeast, Mid-Atlantic and Midwest, and particularly where our professional self-storage management would enhance the value and performance of the property. These targets are typically outside the top 25 metropolitan areas that have experienced dramatically slower supply growth and less competition from public REITs, and can expect above average growth in rents due to favorable supply and demand dynamics.

“For property developers and those single-property and small-portfolio operators looking to enhance the performance of their self-storage properties, we offer our new third-party management platform, Global MaxManagementSM. The platform provides us an additional revenue stream through management fees and tenant insurance premiums. We also expect it to help build brand awareness and a captive acquisition pipeline.

“We continue to refine our ongoing revenue rate management program while maintaining our competitive market price advantage. In light of our customer economic challenges during these times, we expect any tenant rent increases for remainder of the year to be consistent with or slightly less than the prior year. Through our various marketing initiatives, we believe we can continue to attract high quality, long term tenants.

“For the remainder of the year, we will continue to explore ways to enhance our performance while we pursue strategic expansion and acquisitive growth when such opportunities arise. We will continue to target those markets with our model for success in self storage that we believe has contributed to our strong performance even during adverse economic times. Given our lease-up momentum, the tailwinds from the suburban relocation trend, and our proven strategies, we believe Global Self Storage remains on track to complete another successful year.”

Q3 Financial Summary
Total revenues increased 7.3% to $2.3 million in the third quarter of 2020, as compared to $2.2 million in the same period last year. The increase was primarily attributable to the West Henrietta, NY acquisition, Millbrook, NY and West Henrietta, NY expansions, and increases in rental rates at our other wholly-owned stores.

Total operating expenses in the third quarter of 2020 increased 8.4% to $2.0 million, compared to $1.8 million in the same period last year. The increase was primarily due to increased depreciation and amortization expense.

Net income was $337,000 or $0.04 per diluted share in the third quarter of 2020, as compared to net income of $249,000 or $0.03 per diluted share in the same period last year.

Q3 Same-Store Results
At September 30, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.

For the third quarter of 2020, same-store revenues remained steady at $1.88 million compared to the same period last year. These results were attributable to, among other things, consistent rent collections, despite the COVID-19 pandemic, and an increase in the percentage of administrative fees due to the company for tenant stored items insurance.

Same-store cost of operations in the third quarter decreased 7.9% to $718,000, compared to $779,000 in the same period last year. This decrease in same-store cost of operations was due primarily to decreased accruals for store property taxes, and decreased store level administrative expenses.

Same-store NOI increased 5.4% to $1.2 million in the third quarter of 2020, compared to $1.1 million in the same period last year. The increase was primarily due to a decrease in store-level cost of operations and limiting the decrease in revenues caused by the COVID-19 pandemic.

Same-store occupancy at September 30, 2020 increased 90 basis points to 93.5% from 92.6% at September 30, 2019.

Same-store average duration of tenant stay at September 30, 2020 was approximately 3.0 years, approximately the same as of September 30, 2019.

For a reconciliation of net income (loss) to same-store NOI, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q3 Operating Results
Net income in the third quarter of 2020 was $337,000 or $0.04 per diluted share, compared to net income of $249,000 or $0.03 per diluted share in the third quarter of 2019.

General and administrative expenses increased 5.8% to $564,000 in the third quarter of 2020, compared to $533,000 in the same period last year. The increase was primarily attributable to an increase in certain professional fees.

Business development costs for the third quarter of 2020 totaled $471, compared to $72,691 in the same period last year. These costs primarily consist of costs incurred in connection with business development, capital raising, and future potential store acquisitions, and third-party management marketing expenses. The decrease is primarily attributable to less expenses related to capital raising, store acquisitions, and third-party management marketing expenses. Business development costs are typically non-recurring and fluctuate based on periodic business development and acquisition activity.

Interest expense for the third quarter of 2020 was $291,000 compared to $256,000 in the year-ago period. This increase was attributable to interest expense on funds drawn on the credit revolver. The cash payments for the $20 million loan remain the same every month until June 2036.

FFO in the third quarter of 2020 increased to $601,000 or $0.06 per diluted share, compared to FFO of $473,000 or $0.06 per diluted share in the same period last year.

AFFO in the third quarter of 2020 increased to $637,000 or $0.07 per diluted share, compared to AFFO of $575,000 or $0.08 per diluted share in the same period last year.

Nine Months Financial Summary
Total revenues increased 5.9% to $6.8 million in the nine months ended September 30, 2020, compared to $6.4 million in the same period last year. The increase was primarily attributable to the West Henrietta, NY acquisition, increases in rental rates at our other wholly-owned stores, and to a lesser extent, the Millbrook, NY and West Henrietta, NY expansions. The increase in revenue was partially offset by the temporary suspension of our existing tenant rental rate increase program during May 2020 through June 2020.
Total operating expenses increased 10.1% to $6.1 million in the nine months ended September 30 2020, from $5.5 million in the same year-ago period. The increase was primarily due to increased depreciation and amortization expense.
Operating income decreased 19.1% to $760,000 in the nine months ended September 30, 2020 versus $940,000 in the same period last year. The decrease in operating income was primarily attributable to an increase in certain general and administrative expenses.
Net loss in the nine months ended September 30, 2020 was $41,000 or $(0.00) per diluted share, compared to net income of $574,000 or $0.08 per diluted share in the same year-ago period.
Nine Months Same-Store Results
At September 30, 2020, Global Self Storage owned nine same-store properties and three non-same-store properties, and managed one third-party owned property.
For the nine months ended September 30, 2020, same-store revenues increased 0.2% to $5.54 million compared to $5.53 million in the same year-ago period. The increase was attributable to, among other things, consistent rent collections, despite the COVID-19 pandemic, and an increase in the percentage of administrative fees due to the company for tenant stored items insurance.
Same-store operating expenses in the nine months ended September 30, 2020 decreased 10.1% to $2.2 million compared with $2.4 million in the year-ago period. The decrease was primarily driven by decreased accruals for store property taxes, and decreased store level administrative expenses.
Same-store NOI in the first nine months of 2020 increased 8.2% to $3.4 million compared with $3.1 million for the same period last year. The increase was due primarily to the decrease in store-level cost of operations and limiting the reduction in revenue growth caused by the COVID-19 pandemic.
Same-store occupancy at September 30, 2020 increased 90 basis points to 93.5% from 92.6% at September 30, 2019.
Same-store average tenant duration of stay at September 30, 2020 was 3.0 years, approximately the same as of September 30, 2019.
For a reconciliation of net income (loss) to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.
Nine Months Operating Results
Net loss in the nine months ended September 30, 2020 was $41,000 or $(0.00) per diluted share, as compared to net income of $574,000 or $0.08 per diluted share for the nine months ended September 30, 2019.
General and administrative expenses increased 10.8% to $1.8 million in the nine months ended September 30, 2020 compared with $1.6 million in the year-ago period. The increase in the general and administrative expenses during the period are primarily attributable to an increase in certain professional fees.
Business development costs for the first nine months of 2020 decreased to $11,000 from $96,000 in the year-ago period. The decrease is primarily attributable to less expenses related to third-party management marketing, store acquisition, and capital raising expenses.
Interest expense for the nine months ended September 30, 2020 was $891,000 compared to $773,000 in the year-ago period. This increase was attributable to interest expense on funds drawn on the credit revolver. The cash payments for the $20 million loan remain the same every month until June 2036.
FFO in the nine months ended September 30, 2020 increased to $1.5 million or $0.16 per diluted share, compared to FFO of $1.3 million or $0.17 per diluted share in the same period last year.
AFFO in the nine months ended September 30, 2020 increased to $1.6 million or $0.17 per diluted share, compared to AFFO of $1.5 million or $0.20 per diluted share in the same period last year.

Q3 and Nine Months FFO and AFFO

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$337,124	$249,233	$(41,444)	$573,901
Eliminate items excluded from FFO:
Unrealized gain on marketable equity securities	(245,571)	(127,820)	(27,402)	(355,102)
Depreciation and amortization	509,219	351,711	1,527,901	1,056,087
FFO attributable to common stockholders	600,772	473,124	1,459,055	1,274,886
Adjustments:
Compensation expense related to stock-based awards	35,283	29,430	99,762	135,320
Business development, capital raising, store acquisition, and third-party management marketing expenses	471	72,691	10,528	95,985
AFFO attributable to common stockholders	$636,526	$575,245	$1,569,345	$1,506,191

Earnings per share attributable to common stockholders - basic	$0.04	$0.03	$(0.00)	$0.08
Earnings per share attributable to common stockholders - diluted	$0.04	$0.03	$(0.00)	$0.08
FFO per share - diluted	$0.06	$0.06	$0.16	$0.17
AFFO per share - diluted	$0.07	$0.08	$0.17	$0.20

Weighted average shares outstanding - basic	9,277,043	7,646,875	9,269,834	7,639,588
Weighted average shares outstanding - diluted	9,290,984	7,652,257	9,269,834	7,640,874

Dividends
On September 1, 2020, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend for the year-ago period and previous quarter.

For the nine months of 2020, the company distributed dividends of $0.195 per share of common stock.

Balance Sheet
At September 30, 2020, capital resources totaled approximately $8.6 million, comprised of $1.9 million in cash, cash equivalents, and restricted cash, $1.8 million in marketable equity securities, and $4.9 million available for withdrawal under a credit facility.

Additional Information
More information about the company’s third quarter and first nine months 2020 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, develops and redevelops self-storage properties. The company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company's customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on the company’s statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.
Adjusted FFO (“AFFO”) represents FFO excluding the effects of business development, capital raising, store acquisition, and third-party management marketing expenses and non-recurring items, which management believes are not indicative of the company’s operating results. Management presents AFFO because management believes it is a helpful measure in understanding the company’s results of operations insofar as management believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of the company’s ongoing operating results. Management also believes that the investment community considers the company’s AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.
Management believes net operating income or “NOI” is a meaningful measure of operating performance because management utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, management believes the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.
NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. Management considers a store to be stabilized once it has achieved an occupancy rate that management believes, based on the company’s assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. Management believes that same-store results are useful to investors in evaluating the company’s performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At September 30, 2020, the company owned nine same-store properties and three non same-store properties. The company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "plans," "intends," "expects," "estimates," "may," "will," "should," "anticipates," or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company's actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the company's financial condition, results of operations and cash flows and the ability of the company's tenants to pay rent. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company's filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company's examination of historical operating trends and estimates of future earnings, are based upon the company's current expectations and various assumptions. The company's expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Contacts:

Global Self Storage
Thomas O'Malley, Chief Financial Officer
1 (212) 785-0900, ext. 267
tomalley@globalselfstorage.us

CMA Investor Relations
Ron Both or Grant Stude
1 (949) 432-7566
SELF@cma.team

GLOBAL SELF STORAGE, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Real estate assets, net	$60,165,282	$59,752,153
Cash and cash equivalents	1,596,158	3,990,160
Restricted cash	321,376	263,405
Investments in securities	1,788,714	1,761,312
Accounts receivable	69,072	164,078
Prepaid expenses and other assets	601,275	325,450
Line of credit issuance costs, net	192,374	311,869
Intangible assets, net	55,125	398,795
Goodwill	694,121	694,121
Total assets	$65,483,497	$67,661,343
Liabilities and equity
Note payable, net	$18,503,860	$18,839,787
Line of credit borrowing	5,144,000	4,914,000
Accounts payable and accrued expenses	1,534,179	1,841,640
Total liabilities	25,182,039	25,595,427
Commitments and contingencies
Equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 9,356,202 and 9,330,297 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	93,562	93,303
Additional paid in capital	40,429,005	40,329,502
Retained earnings	(221,109)	1,643,111
Total equity	40,301,458	42,065,916
Total liabilities and equity	$65,483,497	$67,661,343

GLOBAL SELF STORAGE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues
Rental income	$2,237,424	$2,115,053	$6,521,176	$6,231,190
Other property related income	90,989	72,194	246,148	211,255
Management fees and other income	17,496	—	52,341	—
Total revenues	2,345,909	2,187,247	6,819,665	6,442,445
Expenses
Property operations	907,350	869,231	2,698,639	2,706,109
General and administrative	564,162	533,418	1,822,353	1,644,057
Depreciation and amortization	509,219	351,711	1,527,901	1,056,087
Business development	471	72,691	10,528	95,985
Total expenses	1,981,202	1,827,051	6,059,421	5,502,238
Operating income	364,707	360,196	760,244	940,207
Other income (expense)
Dividend and interest income	17,648	17,180	62,017	51,826
Unrealized gain on marketable equity securities	245,571	127,820	27,402	355,102
Interest expense	(290,802)	(255,963)	(891,107)	(773,234)
Total other (expense), net	(27,583)	(110,963)	(801,688)	(366,306)
Net income (loss) and comprehensive income (loss)	$337,124	$249,233	$(41,444)	$573,901
Earnings per share
Basic	$0.04	$0.03	$(0.00)	$0.08
Diluted	$0.04	$0.03	$(0.00)	$0.08
Weighted average shares outstanding
Basic	9,277,043	7,646,875	9,269,834	7,639,588
Diluted	9,290,984	7,652,257	9,269,834	7,640,874

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income (loss) as presented on our consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$337,124	$249,233	$(41,444)	$573,901
Adjustments:
Management fees and other income	(17,496)	—	(52,341)	—
General and administrative	564,162	533,418	1,822,353	1,644,057
Depreciation and amortization	509,219	351,711	1,527,901	1,056,087
Business development	471	72,691	10,528	95,985
Dividend, interest, and other income	(17,648)	(17,180)	(62,017)	(51,826)
Unrealized gain on marketable equity securities	(245,571)	(127,820)	(27,402)	(355,102)
Interest expense	290,802	255,963	891,107	773,234
Non same-store revenues	(448,873)	(306,035)	(1,224,254)	(911,614)
Non same-store cost of operations	189,783	89,986	523,900	287,864
Total same-store net operating income	$1,161,973	$1,101,967	$3,368,331	$3,112,586

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Same-store revenues	$1,879,539	$1,881,213	$5,543,070	$5,530,831
Same-store cost of operations	717,566	779,246	2,174,739	2,418,245
Total same-store net operating income	$1,161,973	$1,101,967	$3,368,331	$3,112,586